Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2016 (except for the effects of the adjustments described in Note 16 - Correction of Immaterial Error in Previously Issued Consolidated Financial Statements included in the Form 10-K previously filed on March 16, 2017, as to which the date is March 16, 2017), with respect to the consolidated financial statements included in the Annual Report of Erin Energy Corporation on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Erin Energy Corporation on Forms S-8 (File No. 333-175294, 333-160737, 333-194503 and 333-152061) and on Forms S-3 (File No. 333-163869, 333-167013, 333-201177 and 333-205911).

/s/ GRANT THORNTON LLP
Houston, Texas
March 16, 2018